Registrant Name: Vanguard Fixed Income Securities Funds
CIK:  00001064444
File Number:  811-2368


The Vanguard High Yield Corporate
Fund issued a new class of shares called
Admiral Class.  The Admiral Class
shares were first issued on November 12, 2001.